Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RED HAT, INC.

Red Hat, Inc. (the “Corporation”), a Delaware corporation, does hereby certify as follows:

FIRST: That Article Seventh of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as set forth in Exhibit A hereto.

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer on this 12th day of August, 2013.

RED HAT, INC.

/s/ Michael R. Cunningham

Michael R. Cunningham EVP, General Counsel and Secretary

EXHIBIT A

SEVENTH.

1. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

2. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of the Corporation.

3. Terms of Office. Commencing with the annual meeting of stockholders held in 2014, directors shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders; provided, however, that any director elected or appointed prior to the 2014 annual meeting of stockholders shall complete the three-year term to which such director has been elected or appointed. The term for each Class III director shall expire at the 2014 annual meeting of stockholders; the term for each Class I director shall expire at the 2015 annual meeting of stockholders; and the term for each Class II director shall expire at the 2016 annual meeting of stockholders. The division of directors into classes shall terminate at the 2016 annual meeting of stockholders.

4. Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

5. Vacancies. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall be appointed for a term expiring at the next succeeding annual meeting of stockholders and shall remain in office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

6. Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

7. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation’s by-laws.

8. Removal. Any director serving in a class of directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only with cause, and all other directors may be removed with or without cause. Any director may be removed, whether with or without cause, only by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the shares of capital stock of the Corporation then entitled to vote thereon.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the bylaws of the Corporation.

10. Rights of Preferred Stock. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

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